Exhibit 99.1

Wintrust Financial Corporation Announces Plans to Acquire HPK Financial Corporation

Company Release—09/18/2012 18:21

ROSEMONT, Ill., Sept. 18, 2012 (GLOBE NEWSWIRE) — Wintrust Financial Corporation (“Wintrust”) (Nasdaq:WTFC) today announced the signing of a definitive agreement to acquire HPK Financial Corporation (“HPK”). HPK is the parent company of Hyde Park Bank and Trust Company, an Illinois state bank, (“Hyde Park Bank”), which operates two banking locations in the Hyde Park neighborhood of Chicago, Illinois.

Hyde Park Bank has an established history of serving its community dating back to its formation in 1928. As of June 30, 2012 it had approximately $390 million in assets and approximately $238 million in deposits. Hyde Park Bank’s two banking facilities are located at 1525 East 53rd Street and 1311 East 57th Street in Chicago. Its flagship building, located at the corner of 53rd Street and Lake Park Avenue in the Hyde Park neighborhood of Chicago, has served as a community anchor and retail gateway for more than three generations. Hyde Park Bank’s approach to customer service is similar to that at each of the fifteen Wintrust Community Banks and their more than 100 banking locations. From services, products, and staff, a high level of involvement between bank employees and customers has always been a top priority from senior management down.

Edward J. Wehmer, President and CEO of Wintrust, said, “This transaction provides a wonderful opportunity to expand our presence to the vibrant Hyde Park neighborhood of Chicago and helps us continue on our path to become Chicago’s Bank. We look forward to continuing with the community banking approach that Hyde Park Bank has established and providing the local community with an expanded array of products and services.”

Timothy G. Goodsell, CEO of Hyde Park Bank, stated, “We are excited about the opportunity to combine resources with Wintrust. This is a great opportunity to partner with a successful organization that is like-minded in its philosophy of offering highly personalized customer-oriented retail and commercial banking services with financial capabilities to support further expansion.” Mr. Goodsell emphasized that by joining forces with Wintrust, “the transaction allows us to continue focusing on serving our customers as we have for the past 84 years, while at the same time providing our customers with access to a wider range of products and services. We clearly see benefits for our customers, shareholders and employees and we look forward to joining the Wintrust family.”

Terms of the Transaction

Subject to possible adjustment depending on HPK’s equity at closing, the aggregate purchase price will approximate $27.5 million. In the merger, shares of HPK common stock outstanding will be converted into the right to receive merger consideration paid in a combination of cash and shares of Wintrust common stock.

The transaction is subject to approval by banking regulators and certain closing conditions. The transaction is expected to close late in the fourth quarter of 2012 and is not expected to have a material effect on Wintrust’s 2012 earnings per share.

About Wintrust

Wintrust is a financial holding company with assets of approximately $17 billion whose common stock is traded on the NASDAQ Global Select Market. Built on the “HAVE IT ALL” model, Wintrust offers sophisticated technology and resources of a large bank while focusing on providing service-based community banking to each and every customer. Wintrust operates fifteen community bank subsidiaries, now with over 100 banking locations located in the greater Chicago and Milwaukee market areas. Additionally, the Company operates various non-bank subsidiaries including one of the largest commercial insurance premium finance companies operating in the United States and Canada, a company providing short-term accounts receivable financing and value-added out-sourced administrative services to the temporary staffing services industry, companies engaging primarily in the origination and purchase of residential mortgages for sale into the secondary market throughout the United States, and companies providing wealth management services.

Forward-Looking Information

This press release contains forward-looking statements within the meaning of the federal securities laws relating to the proposed acquisition of HPK Financial Corporation and integration of HPK Financial Corporation with Wintrust, the combination of their businesses and projected revenue, as well as profitability and earnings outlook. Investors are cautioned that such statements are predictions and actual events or results may differ materially. Wintrust’s expected financial results or other plans are subject to a number of risks and uncertainties. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see “Risk Factors” and the forward-looking statement disclosure contained in Wintrust’s Annual Report on Form 10-K for the most recently ended fiscal year and in Wintrust’s subsequent Quarterly Report on Form 10-Q. Forward-looking statements speak only as of the date made and Wintrust undertakes no duty to update the information.

CONTACT: Edward J. Wehmer

President/CEO—Wintrust Financial Corporation

(847) 939-9000

David A. Dykstra

COO—Wintrust Financial Corporation

(847) 939-9000

Timothy G. Goodsell

President/CEO—HPK Financial Corporation

(773) 752-4600

Wintrust Website address: www.wintrust.com

Source: Wintrust Financial Corporation

Important Additional Information

This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities. This communication is being made in respect of a proposed transaction involving Wintrust and HPK. In connection with the proposed transaction, Wintrust intends to file with the Securities and Exchange Commission (the “SEC”) a registration statement on Form S-4 to register the shares of Wintrust common stock issuable in the transaction. Before making any investment decision regarding the transaction, stockholders of HPK are urged to read all filings made by Wintrust in connection with the transaction, including the registration statement on Form S-4, carefully and in their entirety because they will contain important information. Investors may obtain copies of all documents filed with the SEC regarding this transaction, free of charge, at the SEC’s website (www.sec.gov) and by accessing Wintrust’s website (www.wintrust.com) under the heading “Investor Relations” and then under the link “Documents”.